Exhibit 99.1

FREDIRICK
[LOGO]             FOR IMMEDIATE RELEASE:        CONTACT:  Andrea J. Keller
BREWING CO.        November 20, 1998                       Frederick Brewing Co.
                                                           301-694-7899 x120


                        FBC Announces Personnel Changes
      Mid-Altantic's Largest Craft Brewer Takes Steps to Improve Financial
                                  Performance

4 6 0 7                 FREDERICK, MD -- Frederick Brewing Co. (NASDAQ: BLUE)
WEDGEWOOD               announced today personnel changes that the specialty
BOULEVARD               brewer says will streamline its sales and distribution
                        management and help reduce costs in 1999.
FREDERICK
MARYLAND                The changes include the planned departures of Jim Lutz,
2 1 7 0 3               president of Frederick Brewing Co. (FBC) subsidiary,
                        Wild Goose Brewery, and Marc Tewey, president of FBC
P (888) 258-7434        subsidiary, Brimstone Brewing Co. Both will leave the
                        Company when their current contracts expire in January,
p (301) 694-7899        1999. FBC President and COO, Marjorie McGinnis, will
                        then serve as president of all Companies, and current
F (301) 694-2971        personnel will absorb the sales and marketing functions
                        of both subsidiaries. Jim Lutz also resigned from FBC's
www.fredbrew.com        Board of Directors, effective November 6, 1998. Lutz had
                        been a director since the merger between the Wild Goose
                        Brewery and Frederick Brewing Co. in January of 1998.

                        "Jim and Marc have been excellent contributors to the future of the Company," said Frederick Brewing Co. Chairman and CEO Kevin Brannon, "helping us integrate their brands into the Frederick Brewing Co. portfolio. We will miss Jim's experience and Marc's energy." Brannon said both men intend to pursue other career interests outside the brewing industry.

                        Separately, the Company has also disclosed the departure of Craig O'Connor, former director of new business development, who resigned October 6, 1998. O'Connor had served as FBC Vice President of Finance and Administration, from 1994 -- 1997, until moving to his most recent position in late 1997. His position, created primarily to service new, outside markets, will not be filled in the immediate future. Instead, existing personnel will absorb O'Connor's responsibilities. "Craig's hard work, loyalty, and unflagging optimism had a lot do to with this Company's growth from 600 barrels to 35,000 barrels," Brannon said. "We will all miss him." O'Connor also intends to pursue career opportunities outside the brewing industry.

                        FBC President Marjorie McGinnis noted, "These changes, although painful, reflect our belief that these top-heavy management positions had to be eliminated to maintain competitiveness in the current market environment. Together with additional overhead reductions, these changes should ensure that we continue the improvement in financial performance we've made in the second half of 1998."


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